Exhibit 10.35

January 19, 2005

Azin Parhizgar

Dear Azin:

This amendment to your offer letter (“Amendment”) sets forth the severance benefits that Conor MedSystems, Inc. (the “Company”) is offering to you in connection with your continued employment with the Company.

1. Employment. Except as specifically provided herein, your employment with the Company as its Chief Operating Officer will continue under the same terms and conditions currently in effect as set forth in your offer letter from the Company dated August 31, 2004, which is attached hereto as Exhibit A. Your employment with the Company will continue to be on an at-will basis and this Amendment does not modify this at-will relationship.

2. Severance.

(a) Termination Without Cause. If at any time your employment with the Company is terminated without Cause (as defined below), and if you sign a general release of all claims in a form acceptable to the Company and allow that release to become effective, then the Company will provide you with a consulting agreement containing the following terms (in addition to standard terms):

(i) Consulting Period. You will serve as a consultant for the Company for a twelve (12) month period immediately following the termination of your employment with the Company (the “Consulting Period”). During the Consulting Period, the Company will have the right to reasonably request you to perform consulting services for the Company up to a maximum of ten (10) hours per week.

(ii) Consulting Fees. During the Consulting Period, the Company will pay you monthly consulting fees in an amount equal to fifty percent (50%) of your monthly base salary in effect as of your last day of employment with the Company. The Company will issue you a Form 1099 for the payments, and thus the payments will not be subject to payroll deductions or withholdings.

(iii) Stock Options. Any stock options that you were granted by the Company will continue to vest during the Consulting Period, subject to the terms and conditions of the applicable plan documents, stock option agreement(s) and grant notice(s).

The severance benefits set forth in this paragraph 2(a) are intended to be in addition to any benefits that you may be eligible to receive in connection with a termination without Cause under your Officer Agreement, and nothing herein is intended to supersede the Officer Agreement to the extent that Agreement also provides you with severance benefits.

(b) Termination With Cause or Resignation. If at any time your employment with the Company is terminated with Cause, or you resign from your employment

Azin Parhizgar

with the Company, then you will not be eligible for any severance benefits, including those set forth herein, with the exception of any severance benefits that you may be eligible to receive under your Officer Agreement.

(c) Definition of Cause. For purposes of this Amendment, “Cause” shall mean any one or more of the following (i) your material failure to perform your assigned duties or responsibilities (other than a material failure resulting from a disability) after notice thereof from the Company describing your failure to perform such duties or responsibilities and your failure to cure such failure within thirty (30) days of such notice; (ii) your refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom you report, which refusal or failure is not cured within thirty (30) days following delivery of a written notice of such conduct to you; (iii) your engaging in any act of dishonesty, fraud or misrepresentation, which results or is intended to result in material harm to the Company’s business; (iv) your violation of any federal or state law or regulation applicable to the Company’s business; (v) your breach of any confidentiality agreement, invention assignment agreement or any other contract or agreement between you and the Company; or (vi) your conviction of, or plea of nolo contendere to, any felony involving fraud, dishonesty or moral turpitude.

3. Miscellaneous. This Amendment, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Amendment shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Amendment is acceptable to you, please sign below and return the original to me.

Very truly yours,

/s/ FRANK LITVACK
Frank Litvack
Chief Executive Officer

Azin Parhizgar

UNDERSTOOD AND ACCEPTED:

/s/ AZIN PARHIZGAR
Azin Parhizgar

1/19/05
Date